UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2017

Kaskad Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-212891	32-0468701
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

The Franklin, Unit 1312 4 Pritchard Street, Newtown, Johannesburg, Gauteng 2001 South Africa
(Address of Principal Executive Offices)

_____
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On February 28, 2018, Piotr Sibov, the previous sole officer and director and majority shareholder of Kaskad Corp. (the "Company"), entered into stock purchase agreements for the sale of an aggregate of 5,000,000 shares of Common Stock of the Company, representing approximately 86% of the issued and outstanding shares of Common Stock of the Company as of such date, to Peter Pesic & Co. Securities, Inc. In addition, Peter Pesic & Co. Securities, Inc. acquired an additional approximately 825,000 shares from 35 minority shareholders, each of whom retained 100 shares of common stock.  As a result, Peter Pesic & Co. Securities, Inc. owns approximately 98% of the issued and outstanding shares of common stock of the Company.

Upon the resignation of Mr. Sibov from all executive officer positions with the Company, including Chief Executive Officer and President, and as a member of the Board, on February 28, 2018, and Peter N. Pesic was appointed as Chief Executive Officer, Chief Financial Officer, Secretary, and sole Director.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background description of the newly appointed officer and director is as follows:

Peter N. Pesic
CEO, CFO, Secretary and Director

Mr. Pesic was born in 1953 and is a resident of Mauritius.  Mr. Pesic attended the College of Economics in Belgrade in 1974 and 1975, an the University of California in 1999 and 2001.  He has been a principal in a SEC Registered Advisory firm sine 2013.

Mr. Pesic has been a Director of Peter Pesic & Co. Securities, Inc. since 2012, and also has been the  Managing Director and CEO of Ez Custom Software Solutions since 2001.  Previously, Mr. Pesic was a consultant to National Semiconductor Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaskad Corp.

Date: March 1, 2018	By:	/s/ Peter N.Pesic
Name: Peter N. Pesic
Title: CEO, CRO, Secretary